EX. 99-3

	Jackson Fund Services
	Fidelity Bond Coverage Requirements
	Determination Date: 12-31-21

		Total Assets (as of 12-31-21)	Minimum Amount of Bond for Joint Coverage

	JNL Series Trust	$280,142,739,575	$ 2,500,000	[1]
	JNL Investors Series Trust	5,227,169,528	2,500,000	[1]
	Extra coverage		1,000,000
		Total	$ 6,000,000	[1]

	Current Bond Coverage		$ 6,000,000	[2]

[1]	Maximum coverage required.
[2]	ICI Mutual Insurance Company - Expires on January 1, 2022
	Note: coverage was renewed for the period from January 1, 2022 – January 1, 2023, in the amount of $6,000,000.